FREE WRITING PROSPECTUS Dated July 13, 2021	Filed Pursuant to Rule 433 Registration No. 333-231740 Registration No. 333-231740-01 Registration No. 333-231740-05

**Full Pxing** World Omni Automobile Lease Securitization Trust 2021-A (WOLS 2021-A)

ACTIVE BOOKRUNNERS	: Wells Fargo (str), BofA, MUFG
CO-MANAGERS	: Barclays, Regions, Siebert Williams Shank, Truist, US Bancorp

CLS	$AMT(MM)	WAL(yrs)*	F/M**	P. WIN	L. FINAL	BNCH	SPREAD	CPN%	YLD%	$PRICE
A-1	96.000	0.17	F1+/P-1	01-04	07/2022	IntL	-2	.10193%	.10193%	$100.00000
A-2	288.290	0.99	AAA/Aaa	04-20	04/2024	EDSF	+4	.21%	.220%	$ 99.99021
A-3	288.290	2.12	AAA/Aaa	20-29	08/2024	IntS	+7	.42%	.426%	$ 99.98814
A-4	107.390	2.46	AAA/Aaa	29-31	11/2026	IntS	+7	.50%	.507%	$ 99.98420
B	36.000	2.57	AA/Aa2	31-32	11/2026	IntS	+29	.75%	.753%	$ 99.99537

* 75% PPC to Maturity

** Minimum required ratings

-Deal Summary-

Rated Notes Offered Amount	: $815.970 *No Grow*
Exp. Pricing	: PRICED
Exp. Settle	: 07/21/2021
Offering Format	: SEC-Registered
First Pay Date	: 08/16/2021
ERISA	: Yes
Exp. Ratings	: F/M
Min Denoms	: A-1 - B: $1k x $1k
BBG Ticker	: WOLS 2021-A
B&D	: Wells Fargo

-Available Information-

* Attached	: Preliminary Prospectus, FWP, CDI File (attached)
* Intex Deal Name	: wswolt2021a Password: 4326
* Link	: https://dealroadshow.com/ Passcode: WOLS21A

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.